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                                 EXHIBIT 99.4


FOR IMMEDIATE RELEASE              CONTACT:       Susan M. Crusoe
JANUARY 7, 1999                                   Senior Vice President
                                                  (312) 917-8877


                   HORIZON GROUP PROPERTIES RECEIVES PROPOSAL
                   REGARDING A POSSIBLE BUSINESS COMBINATION

                PROPOSAL RECEIVED FROM PRIME CAPITAL HOLDING, LLC


     (CHICAGO, ILLINOIS - JANUARY 7, 1999) -- Horizon Group Properties, Inc.
(HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced it has received a proposal from Prime Capital Holding, LLC (PCH), a privately owned company, regarding a possible business combination. The proposal states that PCH, through a subsidiary, operates as a fully integrated real estate finance company providing senior and mezzanine financing to the real estate industry with offices in New York, Chicago and San Francisco.

     The majority owner of PCH is The Prime Group, Inc., a privately owned diversified real estate company led by Michael W. Reschke. Mr. Reschke is a Director and a significant shareholder of HGP. Gary J. Skoien, Chairman of the Board, President and Chief Executive Officer of HGP, is also an officer of The Prime Group, Inc. with responsibility for business interests that are not related to PCH.

     PCH's proposal indicates that PCH will contribute all of its assets and liabilities in exchange for newly issued shares of Horizon Group Properties, Inc. common stock (or common units of Horizon Group Properties, L.P. which are exchangeable for Horizon Group Properties, Inc. common stock) at a stated value of $7 per share. The closing price for HGP common stock on January 6, 1999 was $3.875 per share. In addition, the proposal provides that PCH will purchase additional shares of Horizon Group Properties, Inc. common stock (or common units of Horizon Group Properties, L.P.) for $20 million of cash at a price of $7.00 per share and receive an option to purchase up to an additional $30 million of Horizon Group Properties, Inc. common stock (or common units of Horizon Group Properties, L.P.) at $7.00 per share. This option may be exercised within 180 days after the closing of the transaction.
 The PCH proposal provides that on a fully diluted basis, and assuming the option to purchase additional shares is exercised in full, PCH would own a total of approximately 79% of all outstanding common shares of Horizon with the resulting company engaged in two principal lines of business - real estate finance and Horizon's current business operations.

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     The Board of Directors of Horizon Group Properties, Inc., with Mr.
Reschke and Mr. Skoien abstaining, has authorized management to engage an independent financial advisor to assist HGP in reviewing PCH's proposal and in exploring other opportunities to enhance shareholder value. In addition, based on the proposal from PCH, the Board of Directors of Horizon Group Properties, Inc. has decided to delay seeking shareholder approval to not elect REIT status as earlier announced by HGP on October 8, 1998.

     There can be no assurances as to whether any transaction will result from such arrangement or proposal or as to the value, timing or structure of any such transaction.

     Based in Chicago, Illinois, Horizon Group Properties, Inc. has 13 operating factory outlet centers and one power center in 11 states totaling more than 2.9 million square feet.

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     SAFE HARBOR STATEMENT: THE STATEMENTS CONTAINED HEREIN WHICH ARE NOT
HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS BASED UPON ECONOMIC FORECASTS, BUDGETS, AND OTHER FACTORS WHICH, BY THEIR NATURE, INVOLVE KNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF HORIZON GROUP PROPERTIES, INC. TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS IMPLIED BY SUCH STATEMENTS. IN PARTICULAR, AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FOLLOWING:
BUSINESS CONDITIONS AND THE GENERAL ECONOMY, COMPETITIVE FACTORS, INTEREST RATES
AND OTHER RISKS INHERENT IN THE REAL ESTATE BUSINESS.   FOR FURTHER INFORMATION
ON FACTORS WHICH COULD IMPACT THE COMPANY AND THE STATEMENTS CONTAINED HEREIN, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.